Exhibit 99.1

FORM HOLDINGS ANNOUNCES 2016 Q2 OPERATING RESULTS

Conference Call Scheduled today at 4:30 pm Eastern Time

NEW YORK – August 8, 2016 – FORM Holdings Corp. (NASDAQ: FH), a diversified holding company, today announced certain operating results for the quarter ended June 30, 2016.

Operating Results for the Quarter Ended June 30, 2016

▪	We generated total revenue of $11.4 million for the quarter ended June 30, 2016 compared to no revenue generated for the quarter ended June 30, 2015.

▪	Excluding non-cash expenses, the net operating income was $2.1 million for the quarter ended June 30, 2016. Net operating loss was approximately $10.7 million (including non-cash expenses) for the quarter ended June 30, 2016 compared to $8.5 million for the quarter ended June 30, 2015. The non-cash expenses were primarily related to stock-based compensation and amortization and impairment of intangible assets related to the Company’s intellectual property segment.

▪	For the quarter ended June 30, 2016, our Group Mobile operating segment generated $2.5 million of revenue. This represents a 92% increase as compared to the first quarter of 2016 and a 35% increase over revenue for the same period in 2015. In addition, Group Mobile’s bookings increased 48% compared to the same period in 2015. We are updating our revenue guidance for 2016 to $12.5 million, which represents an approximate 135% increase over 2015 revenues of $5.3 million. This increase is based on a number of anticipated Fortune 500 enterprise customer orders as well as law enforcement issued body-worn and in-car video system orders. Group Mobile continues to expand its offerings beyond rugged hardware sales to include full technology services offerings and additional products and services.

▪	Our FLI Charge operating segment launched its consumer product line on Indiegogo, a crowdfunding platform, on June 15, 2016 and has generated approximately $200,000 of pre-sales in the form of orders, ranking FLI Charge’s campaign in the top 400, or the top one-tenth of one percent of the more than 500,000 campaigns that have launched on Indiegogo since its inception. Tooling for FLI Charge’s product line is complete and manufacturing inventory has commenced. FLI Charge is expected to begin fulfilling orders in October 2016.

▪	Our intellectual property operating segment generated $8.9 million of revenue for the quarter ended June 30, 2016 from a one-time licensing payment.

▪	As of June 30, 2016, we had $27.4 million of cash and cash equivalents and $0.5 million of accounts receivable.

▪	On July 1, 2016, we exercised an early repayment option and repaid $2.1 million of debt. As of August 8, 2016, we have approximately $24.3 million of cash and cash equivalents and $0.4 million of accounts receivable.

The company expects to file its Form 10-Q for the quarter ended June 30, 2016 on or before August 15, 2016.

Conference Call

FORM Holdings Corp. will host a conference call today at 4:30 pm Eastern Time, to discuss operating results for the second quarter of 2016 and provide updates on each of the Company’s business segments.

Join the Conference Call via Webcast

1.	Visit http://bit.ly/2aFV3vI before the start time to join the web portion of this event.
2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".
3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (866) 682-6100 (U.S. and Canada) or (862) 255-5401 (international) and reference FORM Holdings.

Replay

An audio webcast of the conference call will be available within the "Presentations" section of the Company’s investor relations website shortly after the end of the conference call.

About FORM Holdings Corp.

FORM Holdings Corp. is a diversified technology company engaged in the innovation, development, commercialization and monetization of three operating segments: FLI Charge, Group Mobile, and Intellectual Property. FLI Charge is dedicated to the licensing and commercialization of wire-free power technologies. Group Mobile is dedicated to the marketing and sale of rugged computing devices. Intellectual Property consists of a portfolio of more than 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies; visit: www.formholdings.com | www.flicharge.com | www.groupmobile.com

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of litigation; our inability to monetize and recoup our investment with respect to patent assets and other businesses that that we have acquired or will acquire in the future; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom computing industries; our inability to raise additional capital to fund our operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; general economic conditions and level of information technology and consumer electronics spending; the potential loss of one or more of our significant Original Equipment Manufacturer (“OEM”) suppliers, the potential lack of market acceptance of our products; market acceptance, quality, pricing, availability and useful life of our products and services, as well as the mix of our products and services sold; potential competition from other providers and products; our inability to retain key members of our management team; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 10, 2016 and our quarterly reports on Form 10-Q we file with the SEC.  The Company expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media

212-309-7549

Info@FORMHoldings.com